Exhibit 10.2

LETTER AGREEMENT

C-BOND SYSTEMS, INC.

AND

CB NANOSHIELD

December 11, 2023

Effective Date as of May 8, 2023

CB Nanoshield

Attention: Pete Lee, CEO

Re: Contract Manufacturing of C-Bond Secure

Dear Mr. Lee:

This letter agreement (“Agreement”) shall serve in lieu of a more formal contract manufacturing agreement by and between C-Bond Systems, Inc. (“C-Bond”), a Colorado corporation with offices at 2029 Pat Booker Rd., Universal City, TX 78148, and CB Nanoshield (“CB NANO”), a Texas limited liability corporation with offices at 6035 S. Loop East, Houston, TX 77033 (each a “Party,” and collectively, the “Parties”).

CB NANO shall act as a contract manufacturer of Product (as defined on Exhibit I) for C-Bond in accordance with the terms of this Agreement. There shall be no joint venture or other partnership relationship established between CB NANO and C-Bond. CB NANO will manufacture the Product exclusively for C-Bond and will not manufacture any other products that would compete directly with the C-Bond Product.

The term of this Agreement shall commence on the Effective Date and shall continue through May 8, 2024 (“Anniversary Date”). For each year thereafter automatic one-year extensions to this Agreement automatically trigger on the Anniversary Date unless terminated or revised. If a Party elects to terminate the Agreement, they must provide written notification to the other Party no less than sixty (60) days prior to the Anniversary Date.

During the term of this Agreement, CB NANO will manufacture and supply to C-Bond such quantities of the Product as C-Bond may order from CB NANO pursuant to purchase orders. CB NANO may manufacture the Product only at its own facility or an alternate facility as agreed to by the Parties. CB NANO agrees that no changes will be made that will affect the performance or appearance of the Product without C-Bond’s prior written approval. C-Bond shall give CB NANO the right of first refusal to contract manufacture the Product.

C-Bond shall deliver purchase orders to CB NANO for the Product that C-Bond desires to purchase. Each purchase order shall be shipped in such manner, and to such location, as directed by C-Bond. For purchase orders equal to or less than fifty-five (55) gallons Product will normally be shipped within three (3) working days and an additional three (3) working days for each fifty-five (55) gallon increment thereafter. CB NANO shall notify C-Bond by telephone and in writing if CB NANO acquires any information that it will either not be able to fulfill or will have a delay in the fulfillment of a purchase order. CB NANO shall invoice C-Bond for all Product.

C-Bond is responsible for all sales and marketing of their Product. CB NANO may not market or sell the Product without the written consent of C-Bond. Unless otherwise agreed to in writing, there shall be no minimum purchase requirements under this Agreement.

CB NANO will contract with third parties approved by C-Bond and pay for the supplies of all raw materials that are necessary to manufacture, package, and ship the Product. CB NANO shall be responsible for obtaining the type and amount of all such raw materials necessary to fulfill all purchase orders, the cost of which shall be covered by CB NANO and is auditable by C-Bond.

CB NANO shall charge C-Bond the fixed price indicated in Exhibit I for all Product. C-Bond will be responsible for paying for the labels on the bottles produced, and CB NANO will add the labels to the bottles before shipping. Exhibit I also states the C-Bond list price (C-Bond’s sales price to customers or distributors). If changes occur in either market prices or manufacturing costs, either Party may request a revision of Exhibit I. The Parties shall make a best faith effort to negotiate and revise Exhibit I. In the event the Parties cannot reach an agreement on how to revise Exhibit I, either Party may terminate this Agreement on 60 days’ written notice.

CB NANO shall arrange for the packaging and shipping of all Product. C-Bond or the third-party customer shall be responsible for the payment of all shipping charges (including, without limitation, freight, handling, insurance, customs, duties, and all other transportation related items) associated with such shipments. CB NANO represents that it shall not implement any changes, material or otherwise, relating to the Product without C-Bond’s prior written approval of such change.

Changes, extensions, or other modifications to this Agreement may only be made by mutual agreement at any time during the period of performance hereof. Only individual(s) authorized by the respective Parties to make such changes will execute changes to this Agreement. Changes will take the form of a fully executed modification to this Agreement.

Except to the extent expressly authorized by this Agreement, during the term of this agreement and for five (5) years thereafter, neither Party shall disclose, publish, or make available any proprietary information disclosed to it by the other to any third party, including employees who do not need to know or have access to such proprietary information; or sell, transfer, or otherwise use or exploit any such proprietary information disclosed to it by the other Party; or knowingly permit the sale, transfer, use or exploitation by a third party of any such proprietary information which may have been disclosed to such third party, including employees who do not need to know or have access to such proprietary information.

C-Bond and CB NANO agree that each owns preexisting intellectual property rights related to the Product and manufacturing process and that all right, title and interest in all such prior intellectual property rights shall remain in the respective party. All molds, equipment, systems, cabinets, tools, and raw materials used in the manufacture, inspection, or testing of the Product is the exclusive property of CB NANO. For five (5) years following termination of this Agreement, CB NANO hereby agrees not to manufacture or distribute Product of the same type as manufactured hereunder.

Each Party shall give the other prompt written notice of any injury alleged to have occurred as a result of the use of any Product, specifying the time, place and circumstances thereof and the names and addresses of the persons involved. Each party shall also forward promptly to the other copies of all papers received in respect of any matter arising out of the alleged injury.

Each Party shall indemnify, defend, protect, hold harmless, and release the other, its officers, agents, and employees, from and against any and all claims, loss, proceedings, damages, causes of action, liability, costs, or expense (including attorneys’ fees and witness costs) arising from or in connection with, or caused by any act, omission, or negligence of such indemnifying party or its agents, employees, contractors, subcontractors, or invitees.

In the event of a good faith dispute regarding the interpretation of this Agreement, the parties agree they will endeavor to resolve such dispute amicably.

Neither Party may assign its rights and/or delegate its obligations under this Agreement to any third party without the other Party’s prior written consent; provided, however, that a Party may assign its rights and/or delegate its obligations under this Agreement, without the other Party’s prior written consent, to a third party solely in connection with the sale, merger or transfer of substantially all of the assets to which this Agreement relates.

This Agreement, and all matters relating hereto, shall be governed, construed, and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

NOW, THEREFORE, in consideration of the foregoing promises and agreements set forth herein the parties agree as follows:

If you agree, please sign below.

Sincerely,

C-BOND SYSTEMS, INC.

By:
Allison Tomek
President

I agree:

CB NANOSHIELD

By:
Pete Lee, CEO

EXHIBIT I

●	CB NANO will produce C-Bond Secure and the Smart Tint private label product (collectively, “Product”) at a 10% margin for C-Bond. The current cost with a 10% margin is subject to change based on the cost of raw materials.

●	The current costs are: $13.11 for the 32 oz, $32 for the 1 gallon, and $145.57 for the 5-gallon.